Exhibit 23.1

To Whom It May Concern:

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Trio Petroleum Corp. (the “Company”) our report dated January 17, 2025, relating to the financial statements of the Company for the year ended October 31, 2024, which appears in the Annual Report on Form 10-K/A as filed on April 15, 2025. We also consent to the incorporation by reference in this Registration Statement our report dated January 20, 2026, relating to the financial statements of the Company for the year ended October 31, 2025. Which appears in the Annual Report on Form 10-K as filed on January 20, 2026.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
April 3, 2026

9555 S Eastern Ave, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com